Exhibit (a)(1)(G)

Supplement to the Offer to Purchase for Cash

by

NATHAN’S FAMOUS, INC.

to

Increase the Cash Purchase Price to not Less than $41.00 nor Greater than $44.00 per Share for

Up to 500,000 Shares of its Common Stock

The Offer, Proration Period and Withdrawal Rights will Expire at 5:00 P.M., Eastern Standard Time, on December 2, 2015

On September 18, 2015, Nathan’s Famous, Inc., a Delaware corporation (“we,” “us,” “our,” “Nathan’s” or the “Company”), distributed an offer to purchase (the “Original Offer to Purchase”) and a related letter of transmittal (the “Letter of Transmittal”) in connection with its invitation to stockholders to tender up to 500,000 shares of its common stock, par value $0.01 per share (the “common stock”), at a price not less than $33.00 nor greater than $36.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company, by this supplement (this “Supplement,” and together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), amends the Original Offer to Purchase as follows.  Each reference in the Original Offer to Purchase to the lowest purchase price per share of “$33.00” is hereby amended by replacing it with “$41.00” and each reference in the Original Offer to Purchase to the highest purchase price per share of “$36.00” is hereby amended by replacing it with “$44.00.”  We refer to the purchase price we select within the increased range indicated for our shares as the “Purchase Price”.   Unless otherwise indicated, all references to “shares” are to shares of our common stock.

As a result, the Company now invites its stockholders to tender up to 500,000 shares of its common stock at a price not less than $41.00 nor greater than $44.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related amended Letter of Transmittal (the “Amended Letter of Transmittal”) delivered herewith. This Supplement should be read in conjunction with the Original Offer to Purchase. This Supplement, the Original Offer to Purchase and related Amended Letter of Transmittal, as each may be further amended or supplemented from time to time, constitute the “Offer.”  The Offer is also amended to extend the expiration date until 5:00 p.m., Eastern Standard Time, on Wednesday, December 2, 2015 (the “Expiration Date”).    The Offer was previously scheduled to expire at 5:00 p.m., Eastern Standard Time, on November 16, 2015 and originally scheduled to expire at 12:00 Midnight, Eastern Time, on October 16, 2015.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED UPON FINANCING.  THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN CUSTOMARY CONDITIONS.  SEE SECTION 7 OF THE OFFER TO PURCHASE.

All shares that we acquire in the Offer will be acquired at the Purchase Price, regardless of whether the stockholder tendered at a lower price.  We will purchase only shares properly tendered at prices at or below the applicable Purchase Price and not properly withdrawn prior to the Expiration Date of the Offer.  However, because of the “small lot” priority, proration and conditional tender provisions described in the Offer to Purchase, we may not purchase all of the shares tendered even if stockholders tendered at or below the Purchase Price, if the Offer is oversubscribed.  We will not purchase shares tendered at prices greater than the Purchase Price.  Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the Expiration Date.

Our shares of common stock are listed and traded on The NASDAQ Global Market (“NASDAQ”) under the symbol “NATH.”  We publicly announced our intention to commence this Offer on September 11, 2015.  On September 11, 2015, the last full trading day before the announcement of the Offer, the reported closing price of the shares on NASDAQ was $33.43 per share.  On November 12, 2015, the last full trading day prior to our announcement of our intention to increase the Purchase Price for the shares in the Offer and further extend the Expiration Date, the last reported closing price of the shares on NASDAQ was $41.28 per share.  Before deciding whether to tender shares, stockholders are urged to obtain current market quotations for the shares.

A detailed discussion of the Offer is contained in the Original Offer to Purchase and this Supplement.  Stockholders are strongly encouraged to read the Original Offer to Purchase and the entire package of materials sent with this Supplement, and the publicly filed information about the Company referenced herein, before making a decision regarding this Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER.  HOWEVER, NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES.  YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF YOUR SHARES AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM.

Our directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares, except that we have been advised that the Petrocelli Family Foundation, a charitable organization, may sell up to 20,000 shares in the Offer. A.F. Petrocelli, a director of the Company, may be deemed to beneficially own such shares as a result of having shared voting and dispositive power over the shares with other members of his family.  In the event the Petrocelli Family Foundation tenders 20,000 shares in the Offer, Mr. Petrocelli will continue to beneficially own 127,796 shares of our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in the Offer to Purchase.  Any representation to the contrary is a criminal offense.

Supplement to the Offer to Purchase dated November 17, 2015

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417 or (718) 921-8317
Fax: 718 234-5001

Any questions or requests for assistance and requests for additional copies of the Original Offer to Purchase, this Supplement, the Amended Letter of Transmittal or other Offer materials may be directed to the Information Agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll Free: (800) 322-2885

E-mail:  tenderoffer@mackenziepartners.com

IMPORTANT

We have determined that it would be in the best interest of the Company’s stockholders, in light of market conditions, to increase the Purchase Price at which we may purchase shares of common stock properly tendered and not properly withdrawn in the Offer from a price not less than $33.00 nor greater than $36.00 per share to a price not less than $41.00 nor greater than $44.00 per share. We have also extended the Expiration Date for the Offer until 5:00 p.m., Eastern Standard Time, on Wednesday, December 2, 2015.  The Offer was previously scheduled to expire at 5:00 p.m., Eastern Standard Time, on November 16, 2015 and originally scheduled to expire at 12:00 Midnight, Eastern Time, on October 16, 2015.

As a result, we will select the lowest single Purchase Price, not less than $41.00 nor greater than $44.00 per share, that will allow us to purchase 500,000 shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn, upon the terms and subject to the conditions described in the Offer. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn prior to the Expiration Date. We will pay the same per share Purchase Price in cash, less any applicable withholding taxes and without interest, for all the shares we purchase in the Offer, even if some of the shares are tendered at a price below the Purchase Price. Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased.

If you have not previously tendered shares and you wish to tender all or any portion of your shares, you should follow the instructions described in Section 3 of the Offer to Purchase. You may tender your shares using the Amended Letter of Transmittal provided herewith and following the procedures for tendering shares set forth in the Offer to Purchase.

If you have previously tendered your shares, and you do not wish to withdraw the tender of those shares, increase the number of shares tendered or change your indication of a specific price at which shares are being tendered, you do not need to take any further action in response to this Supplement. As a result of the increase in the Purchase Price from not less than $33.00 nor greater than $36.00 per share to a price not less than $41.00 nor greater than $44.00 per share, any shares previously tendered into the Offer at any price per share will now be deemed to have been tendered at the minimum price of $41.00 per share and will receive the Purchase Price as finally determined in accordance with the Offer to Purchase.

If you have previously tendered Shares, and you wish to withdraw the tender of all or any portion of those shares, please follow the procedures for withdrawal of tendered shares, as set forth in Section 4 of the Offer to Purchase.

If you have previously tendered shares, and you wish to either increase the number of shares tendered or change your indication of a specific price at which shares are being tendered, you must withdraw all previously tendered shares in accordance with the procedures described in Section 4 of the Offer to Purchase and submit a new and later-dated Amended Letter of Transmittal containing your new instructions in accordance with the procedures contained in Section 3 of the Offer to Purchase or, if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered shares be changed.

This Supplement should be read in conjunction with the Original Offer to Purchase. Section references used in this Supplement refer to the Sections of the Original Offer to Purchase, as amended by this Supplement and as may be further amended or supplemented from time to time. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Offer to Purchase.

Each reference in the Original Offer to Purchase to the lowest purchase price per share of “$33.00” is hereby amended by replacing it with “$41.00” and each reference in the Original Offer to Purchase to the highest purchase price per share of “$36.00” is hereby amended by replacing it with “$44.00.”  Accordingly, each reference in the Original Offer to Purchase to a “price”, “purchase price per share” or “Purchase Price” being “not less than $33.00 nor greater than $36.00 per share” is hereby amended by replacing it with “not less than $41.00 nor greater than $44.00 per share”.

Each reference in the Original Offer to Purchase to an expiration date or the Expiration Date is hereby amended further to read “5:00 p.m., Eastern Standard Time, on Wednesday, December 2, 2015.”

Each reference to the Letter of Transmittal shall be deemed to also include the Amended Letter of Transmittal delivered herewith. Each reference to Notice of Guaranteed Delivery shall be deemed to also include the Amended Notice of Guaranteed Delivery delivered herewith.

Under the heading “Amendments to Specific Provisions,” below, we have indicated other provisions in the Original Offer to Purchase that are specifically amended by this Supplement and set forth the corresponding amendments. Except as set forth herein, all of the terms and conditions of the Offer set forth in the Original Offer to Purchase shall continue to be applicable.

Additional copies of the Original Offer to Purchase, this Supplement, the Amended Letter of Transmittal and other Offer materials may be obtained from MacKenzie Partners, Inc., the information agent for this Offer (the “Information Agent”), and will be furnished at the Company’s expense.  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Supplement.  Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so.  However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

SUMMARY OF THE AMENDED OFFER

This summary highlights certain material information regarding the Offer, as amended, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the Original Offer to Purchase. We urge you to read the entire Original Offer to Purchase and the related Amended Letter of Transmittal because they contain important information regarding the Offer.

WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES?
We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.”  This procedure allows you to select the price per share (in increments of $0.25) within a price range specified by us at which you are willing to sell your shares.  The price range for the Offer is $41.00 to $44.00 per share.  We will determine the Purchase Price that we will pay per share promptly after the Expiration Date.  The Purchase Price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 500,000 shares.  If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn prior to the Expiration Date.

The Purchase Price will not be less than $41.00 nor greater than $44.00 per share.  On November 12, 2015, the last full trading day prior to our announcement of our intention to increase the Purchase Price for the shares in the Offer and further extend the Expiration Date, the last reported closing price of the shares on NASDAQ was $41.28 per share.  We will pay the same per share Purchase Price in cash, less any applicable withholding taxes and without interest, for all the shares we purchase in the Offer, even if some of the shares are tendered at a price below the Purchase Price.  See Section 2.  Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”  If you agree to accept the Purchase Price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $41.00 per share.  You should understand that this election could have the effect of decreasing the Purchase Price determined by us, which may result in your shares being purchased at the minimum price per share.  See Section 2.

WHAT IS THE MARKET PRICE OF OUR SECURITIES?
Our shares of common stock are listed and traded on The NASDAQ Global Market under the symbol “NATH.”  On September 11, 2015, the last full trading day before the announcement of the Offer, the reported closing price of the shares on NASDAQ was $33.43 per share.  On November 12, 2015, the last full trading day prior to our announcement of our intention to increase the Purchase Price for the shares in the Offer and further extend the Expiration Date, the last reported closing price of the shares on NASDAQ was $41.28 per share.  Before deciding whether to tender shares, stockholders are urged to obtain current market quotations for the shares.    See Section 9.

HOW MANY SHARES WILL THE COMPANY PURCHASE IN THE OFFER?
We are offering to purchase up to 500,000 shares or such lesser amount of shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the Offer.  As of September 17, 2015, we had issued and outstanding approximately 4,430,523 shares of our common stock.  The 500,000 shares represent approximately 11.3% of our outstanding common stock as of September 17, 2015.  Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of outstanding shares of our common stock (or 88,610 shares).  In exercising this right, we may increase the Purchase Price to allow us to purchase all such additional shares.  The Offer is not conditioned on any minimum number of shares being tendered.  See Section 7.

WHY IS THE COMPANY MAKING THIS OFFER?
We believe that the repurchase of shares is consistent with our long-term goal of maximizing stockholder value.  Our Board of Directors, with the assistance of management and outside advisors, has evaluated our operations, capital needs, strategy and expectations for the future and believes that the Offer is a prudent use of certain of our financial resources given our business profile, prospective capital requirements, and the current market price of our shares.  Furthermore, we believe the Offer is an efficient means to provide liquidity to our stockholders.  See Section 8.

WHEN DOES THE OFFER EXPIRE?
The Offer will expire at 5:00 p.m., Eastern Standard Time, on Wednesday, December 2, 2015.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.  We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  We may choose to extend the Offer for any reason, subject to applicable law.  We cannot assure you that we will extend the Offer or indicate the length of any extension we may provide.  See Section 12.

HOW WILL I BE NOTIFIED IF THE COMPANY EXTENDS, AMENDS OR TERMINATES THE OFFER?
If we decide to extend the Offer, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., Eastern Time, on the first business day after the previously scheduled Expiration Date.  We will announce any amendment to the Offer by making a public announcement of the amendment.  We can terminate the Offer under certain circumstances.  See Section 12.

ONCE TENDERED, MAY I WITHDRAW MY TENDER?
If you tender shares pursuant to this Offer, you may withdraw your tender at any time until the Expiration Date.  If you wish to withdraw your tender, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Supplement.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of those shares.  Some additional requirements apply if the stock certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

WILL THE COMPANY’S DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES PARTICIPATE IN THE OFFER?
Our directors and executive officers do not intend to participate in the Offer and do not intend to tender any of their shares, except that we have been advised that the Petrocelli Family Foundation, a charitable organization, may sell up to 20,000 shares in the Offer. A.F. Petrocelli, a director of the Company, may be deemed to beneficially own such shares as a result of having shared voting and dispositive power over the shares with other members of his family.  In the event the Petrocelli Family Foundation tenders 20,000 shares in the Offer, Mr. Petrocelli will continue to beneficially own 127,796 shares of our common stock.  See Section 8.

DO WE RECOMMEND THAT YOU TENDER YOUR SHARES IN THE OFFER?
Our Board of Directors has approved the Offer.  However, neither the Company nor any of our directors, officers or employees, nor the Information Agent or Depositary, makes any recommendation to you as to whether to tender or refrain from tendering your shares.  You must make your own independent decision as to whether to tender some or all of your shares.

IF I HAVE NOT YET TENDERED SHARES IN THE ORIGINAL OFFER TO PURCHASE, HOW DO I TENDER MY SHARES?
1) You must properly complete and duly execute the Amended Letter of Transmittal and deliver it with your stock certificate(s) to the Depositary at the address appearing on the back cover page of this  document;

2) The Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Amended Letter of Transmittal; or
3) You must comply with the guaranteed delivery procedure.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee and have the nominee tender your shares for you.  See Section 3.

IF I TENDERED SHARES UNDER THE ORIGINAL OFFER TO PURCHASE AND I DO NOT WISH TO WITHDRAW THOSE SHARES, DO I NEED TO DO ANYTHING FURTHER?
No. If you have previously tendered your shares, and you do not wish to withdraw the tender of those shares, increase the number of shares tendered or change your indication of a specific price at which shares are being tendered, you do not need to take any further action in response to this Supplement. As a result of the increase in the Purchase Price from not less than $33.00 nor greater than $36.00 per share to a price not less than $41.00 nor greater than $44.00 per share, any shares previously tendered into the Offer at any price per share will now be deemed to have been tendered at the minimum price of $41.00 per share and will receive the Purchase Price as finally determined in accordance with the Offer to Purchase.

IF I TENDERED
SHARES UNDER THE ORIGINAL
OFFER TO PURCHASE AND I
WISH TO EITHER INCREASE
THE NUMBER OF SHARES
TENDERED OR CHANGE MY
INDICATION OF A SPECIFIC
PRICE AT WHICH SHARES
ARE BEING TENDERED,
WHAT DO I NEED TO DO?

If you have previously tendered shares, and you wish to either increase the number of shares tendered or change your indication of a specific price at which shares are being tendered, you must withdraw all previously tendered shares in accordance with the procedures described in Section 4 of the Offer to Purchase and submit a new and later-dated Amended Letter of Transmittal (which will supersede your original Letter of Transmittal) containing your new instructions in accordance with the procedures contained in Section 3 of the Offer to Purchase or, if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, follow the procedures given to you by such party or contact such party and request that your prior instructions with respect to your tendered shares be changed. See Section 3.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?
Generally, your receipt of cash from us in exchange for tendered shares will be a taxable transaction for United States federal income tax purposes.  The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the shares purchased by us or as a distribution from us in respect of shares.  We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer.  Non-United States Holders (as defined in Section 13 of the Offer to Purchase) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

WHO CAN RESPOND TO QUESTIONS OR PROVIDE ASSISTANCE REGARDING THE OFFER?
Please direct questions or requests for assistance regarding the Offer or for additional copies of this Supplement, the Original Offer to Purchase, the Amended Letter of Transmittal or other materials, in writing, to the Information Agent, MacKenzie Partners, Inc., at the address appearing on the back cover of this Supplement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains certain forward-looking statements that involve risks and uncertainties.  All statements other than statements of historical information contained herein are forward-looking statements.  These statements may contain projections relating to revenues, earnings, operations, other financial measures, economic conditions, trends and known uncertainties, and may include statements regarding our future performance, strategies and objectives.  Representatives of the Company may also make forward-looking statements.  Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “project,” “anticipate,” “will” and similar expressions identify statements that constitute forward-looking statements.

Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events.  Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements.  Any forward-looking statement speaks only as of the date on which the statement is made.  The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof.

By their nature, all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

Please refer to our Annual Report on Form 10-K for the year ended March 29, 2015, including Item 1A, “Risk Factors,” in such report, and to our Quarterly Reports on Form 10-Q for the quarters ended June 28, 2015 and September 27, 2015 as well as our other filings with the SEC, for a more detailed discussion of risks and uncertainties.  Any forward-looking statement should be read and interpreted together with these other filings.  There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business.  Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company.  Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.  For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

AMENDMENTS TO SPECIFIC PROVISIONS

1.	GENERAL TERMS OF THE OFFER

Section 1 is amended and restated as follows:

Upon the terms and subject to the conditions set forth in the Original Offer to Purchase, this Supplement and the Amended Letter of Transmittal, we will purchase 500,000 shares or such lesser amount of shares as may be properly tendered and not properly withdrawn, in accordance with Section 2, before 5:00 p.m., Eastern Standard Time, on Wednesday, December 2, 2015, the scheduled Expiration Date of the Offer, at a Purchase Price not less than $41.00 nor greater than $44.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer commenced on September 18, 2015 and will terminate on the Expiration Date, or such later date to which the Company may extend the Offer.

2.	NUMBER OF SHARES; PRORATION

The second paragraph of Section 2 is amended and restated as follows:

If we:

•	increase the price to be paid for the shares above $44.00 per share, or decrease the price to be paid for the shares below $41.00 per share;

•	increase the number of shares being sought in the Offer by more than 2% of our outstanding shares (or 88,610 shares); or

•	decrease the number of shares being sought in the Offer; and

in any such case the Offer affected by such increase or decrease is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 12, we will extend the affected Offer until the expiration of such period of ten (10) business days.  For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

The fourth paragraph of Section 2 is amended and restated as follows:

Purchase Price.  In accordance with Instruction 5 of the Amended Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not less than $41.00 nor greater than $44.00 per share, at which they are willing to sell their shares to us in the Offer.  The lowest price that may be specified for shares is $41.00.  The prices that may be specified for shares increase in increments of $0.25 up to the highest price that may be specified which is $44.00 per share.  A stockholder who desires to tender shares at more than one price must complete a separate Amended Letter of Transmittal for each price.  Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price (determined as provided herein) we pay for shares properly tendered and not properly withdrawn pursuant to the Offer, in which case the stockholder will be deemed to have tendered such shares at the minimum price of $41.00 per share.  Choosing the second option will maximize the chance that we will purchase a tendering stockholder’s shares, may lower the Purchase Price paid for all purchased shares in the Offer and could result in the tendering stockholder receiving a price per share as low as $41.00.  See Section 9 for recent market prices for our shares of common stock.

At the end of Section 2, the following paragraph is added:

This Supplement and the related Amended Letter of Transmittal will be mailed to record holders of shares as of November 17, 2015 and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

3.	PROCEDURE FOR TENDERING STOCKHOLDERS

The fourth and fifth paragraphs of Section 3 are deleted in their entirety and replaced with the following:

In accordance with Instruction 5 of the Amended Letter of Transmittal for shares, each stockholder desiring to tender shares pursuant to the Offer must either (1) check the box in the section of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $41.00 per share or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Amended Letter of Transmittal.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Amended Letter of Transmittal captioned “Shares Tendered at Price Determined in the Offer.”  NOTE THAT SELECTING “SHARES TENDERED AT PRICE DETERMINED IN THE OFFER,” MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $41.00 PER SHARE.

At the end of Section 3, the following paragraph will be added:

If a stockholder has previously tendered shares and wishes to either change the number of shares tendered or change the indication of a specific price at which shares are being tendered, the stockholder must withdraw all previously tendered shares in accordance with the procedures described in Section 4 hereof, and submit a new Amended Letter of Transmittal expressing its new instructions with respect to the tender of such stockholder’s shares.

5.	PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

The third paragraph of Section 5 is deleted in its entirety and replaced with the following:

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for payment and pay a single per share Purchase Price not less than $41.00 nor greater than $44.00 per share in order to purchase 500,000 shares, subject to increase or decrease as provided in Section 2, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.

8.	INFORMATION CONCERNING THE COMPANY AND PURPOSES OF THE OFFER

The fourth and fifth bullets under the first paragraph of Section 8 is deleted in its entirety and replaced with the following:

•
Our licensing program contracts with certain third parties to manufacture, distribute, market and sell a broad variety of Nathan’s Famous branded products including our hot dogs, sausages, frozen French fries and additional products through retail grocery channels within the United States. As of September 27, 2015, packaged Nathan’s World Famous Beef Hot Dogs continued to be sold in approximately 39,000 supermarkets, mass merchandisers and club stores including Kroger, Publix, ShopRite, Walmart, Target, Sam’s Club, Costco and BJ’s Wholesale Club located in 50 states. We earn revenue through royalties on products sold by our licensees.

•
We also own, through our subsidiary NF Treacher’s Corp., the Arthur Treacher’s brand and trademarks. We use the Arthur Treacher’s brand, products and trademarks as a branded seafood menu-line extension for inclusion in certain Nathan’s Famous restaurants. At September 27, 2015, the Arthur Treacher’s brand was being sold within 46 Nathan’s restaurants.

The second paragraph of Section 8 is deleted in its entirety and replaced with the following:

At September 27, 2015, our restaurant system consisted of 272 Nathan’s franchised units, including 120 Branded Menu units, and five Company-owned units (including one seasonal unit), located in 27 states, and nine foreign countries. At September 28, 2014, our restaurant system consisted of 317 units, comprised of 312 Nathan’s franchised units, including 121 Branded Menu units, and five Company-owned units (including one seasonal unit), located in 28 states, the Cayman Islands and ten foreign countries.

9.	PRICE RANGE OF SHARES AND STOCKHOLDERS

Section 9 is hereby amended and restated in its entirety with the following:

Shares of our common stock are listed and traded on The NASDAQ Global Market under the symbol “NATH.”  The following table sets forth the high and the low closing sales prices of our common stock as reported on NASDAQ for the periods indicated.

	Closing Share Prices
	High	Low
Fiscal Year Ending March 27, 2016:
First Quarter	$58.57	$36.26
Second Quarter	42.77	30.36
Third Quarter*	42.28	37.27

Fiscal Year Ended March 29, 2015:**
First Quarter	$56.93	$48.31
Second Quarter	65.98	49.71
Third Quarter	79.22	66.25
Fourth Quarter	82.26	71.63

Fiscal Year Ended March 30, 2014:**
First Quarter	$54.00	$42.45
Second Quarter	61.13	48.99
Third Quarter	53.95	48.23
Fourth Quarter	51.09	47.61

*Through November 13, 2015.

** On March 10, 2015, we declared a special dividend of $25.00 per share. The record date was March 20, 2015 and the payment date was March 27, 2015. Pursuant to NASDAQ rules, March 31, 2015 was the ex-dividend date for the $25.00 per share special dividend because the total amount of the dividend was greater than 25% of the Company’s market capitalization. The closing sales prices listed represent the actual closing prices and have not been adjusted to reflect the special dividend.

On September 11, 2015, the last full trading day before the announcement of the Offer, the reported closing price of our shares of common stock on NASDAQ was $33.43 per share.  On November 12, 2015, the last full trading day prior to our announcement of our intention to increase the Purchase Price for the shares in the Offer and further extend the Expiration Date, the last reported closing price of the shares on NASDAQ was $41.28 per share.  We recommend that holders obtain current market quotations for the shares, among other factors, before deciding whether or not to tender their shares.

11.	TRANSACTIONS AND AGREEMENTS CONCERNING SHARES

The third and fourth paragraphs under the subheader Stock Repurchase Programs of Section 11 is deleted in its entirety and replaced with the following:

On September 11, 2014, the Company and MSI amended its existing agreement pursuant to which MSI was authorized on the Company’s behalf to purchase shares of the Company’s common stock, having a value of up to an additional $6,000,000, which purchases could commence on September 24, 2014. The agreement with MSI was adopted under the safe harbor provided by Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934, as amended to assist the Company in implementing its previously announced stock purchase plans.  As of September 27, 2015, all purchases pursuant to the 10b5-1 plan have been completed.

On November 3, 2009, the Board of Directors authorized its sixth stock repurchase plan for the purchase of up to 500,000 shares of its common stock on behalf of the Company. On February 1, 2011, the Board of Directors increased the authorization to purchase its common stock by an additional 300,000 shares.  As of September 27, 2015, the Company had repurchased 733,926 shares at a cost of $20,409,000 and an aggregate of 66,074 shares can still be purchased under the sixth stock repurchase plan.  Purchases may be made from time to time, depending on market conditions, in open market or privately-negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases to be made under these stock-repurchase plans.

During the period from October 2001 through September 27, 2015, the Company purchased a total of 4,832,885 shares of its common stock at a cost of approximately $64,015,000 pursuant to its stock repurchase plans previously authorized by the Board of Directors.

The fifth paragraph under the subheader Senior Secured Notes of Section 11 is deleted in its entirety and replaced with the following:

As of September 27, 2015, the Company was in compliance with all covenants associated with the Notes.

12.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS; CONDITIONS

The third paragraph of Section 12 is deleted in its entirety and replaced with the following:

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If the Company (1) increases the price to be paid for the shares above $44.00 per share, decreases the price to be paid for the shares below $41.00 per share, decreases the number of shares being sought in the Offer or increases the number of shares being sought in the Offer by more than 2% of our outstanding shares, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 12, the Offer will be extended until the expiration of such period of ten business days.

14.	ADDITIONAL INFORMATION; MISCELLANEOUS

The fifth paragraph of Section 14 is deleted in its entirety and replaced with the following:

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Our Annual Report on Form 10-K for the year ended March 29, 2015;

•	Our Quarterly Reports on Form 10-Q for the quarters ended June 28, 2015 and September 27, 2015; and

•	Our Current Reports on Form 8-K filed May 11, 2015, September 10, 2015, September 11, 2015 and November 13, 2015.

The Depositary for the Offer is:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Toll-free (877) 248-6417 or (718) 921-8317
Fax: 718 234-5001

Please direct any questions or requests for assistance and requests for additional copies of the Original Offer to Purchase, this Supplement, the Amended Letter of Transmittal or other Offer materials to the Information Agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll Free: (800) 322-2885

E-mail: tenderoffer@mackenziepartners.com